[PARADIGM LETTERHEAD]


PLEASE VOTE, IT COUNTS URGENTLY!
--------------------------------



Dear Valued Stockholder:

You are receiving this letter, and another proxy card, because you are the owner of record of Paradigm Technology common stock as of June 19,1998. Management urges you to vote FOR the matters even if you have sold your shares since June 19, 1998. PROPOSALS 2-4 MUST CARRY A MAJORITY OF THE OUTSTANDING SHARES TO CONSUMMATE THE MERGER!

You may have already voted your shares FOR the Paradigm and IXYS merger. If you have voted FOR all of the merger proposals we thank you, and no further action is required.

If you have VOTED AGAINST OR ABSTAINED ON ANY OF THOSE PROPOSALS OR IF YOU HAVE NOT VOTED YOU ARE IN FACT CASTING A VOTE FOR PARADIGM'S PROBABLE LIQUIDATION. There are no alternative deals on the table, and the only effective alternative to the IXYS merger for Paradigm is to liquidate. In liquidation the Company believes common shareholder value will drop to zero.

We have approximately 54% of the vote cast on the merger proposals, and we need a total of about 249,000 additional votes FOR the proposals to carry the merger.

I AM WRITING TO YOU TO ASK YOU

- IF YOU HAVEN'T VOTED, PLEASE TAKE THE TIME TO DO SO FOR THE PROPOSALS IN ORDER TO SAVE ANY SHAREHOLDER VALUE.

- IF YOU VOTED AGAINST, OR ABSTAINED- PLEASE RETHINK YOUR VOTE AND RECAST YOUR VOTE FOR THE PROPOSALS.

We've had to adjourn the shareholder meeting today for the third and final time due to insufficient voting. The shareholder meeting is now scheduled to reconvene on September 3,1998 at 3 p.m. at Paradigm's headquarters in Milpitas.

To save you time and effort we are offering a convenient way to vote your shares by phone or by the Internet if your broker permits. Simply call the toll-free number on the top of the voting form or alternatively, please sign and date the card and mail it back today. Your vote counts. I sincerely hope this communication clearly conveys Paradigm's position on the merger, and perhaps makes a very confusing situation clearer.

Urgently,



/s/ Richard M. Morley
Richard M. Morley
Acting President and CEO